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               UNITED STATES SECURITIES AND EXCHANGE COMMISSION

                          Washington, D.C. 20549-1004

                                   FORM 8-K

                                CURRENT REPORT

    Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

                       Date of Report:  January 24, 2000
                                        ----------------
                     (Date of earliest event reported)

                                   NSTAR
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          (Exact name of registrant as specified in its charter)

       Massachusetts                  1-14768                  04-3466300
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(State or other jurisdiction       (Commission             (I.R.S. Employer
     of incorporation)             File Number)           Identification No.)

800 Boylston Street, Boston, Massachusetts                          02199
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(Address of principal executive offices)                          (Zip Code)

                                617-424-2000
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            (Registrant's telephone number, including area code)
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ITEM 5.  OTHER EVENTS

In 1997 Boston Energy Technology Group (the "Company"), an indirect subsidiary of NSTAR, entered into a joint venture agreement with RCN Corporation establishing a limited liability company (LLC) to compete directly with local and long-distance telephone, video and Internet access companies for telecommunications-related services. The Company is responsible for 49% of the capital requirements of the LLC, while RCN Corporation is responsible for 51% and maintains the day-to-day management. As part of the joint venture agreement, the Company has the option to exchange certain portions of its joint venture interest for shares of RCN Corporation common stock. In January 1998, the Company exercised its option to convert a portion of its interest with a cost of $11 million. The Company received approximately 1.1 million shares of RCN Corporation common stock during the first quarter of 1999. In May 1999, the Company exercised its option to convert an additional portion of its interest with a cost of approximately $90 million for additional stock. On January 24, 2000, the Company received notification that it would receive approximately 3 million shares of RCN Corporation common stock as a result of this latest conversion. As a result of the latest conversion, the Company has converted a portion of its joint venture interest with a book value of approximately $101 million in return for approximately 4.1 million RCN Corporation common shares with a current fair value of approximately $270 million (based on the January 24, 2000 closing price).

Safe Harbor Cautionary Statement
--------------------------------

NSTAR occasionally makes forward-looking statements such as forecasts and projections of expected future performance or statements of its plans and objectives. These forward-looking statements may be contained in filings with the Securities and Exchange Commission, press releases and oral statements. Actual results could potentionally differ materially from these statements. Therefore, no assurances can be given that the outcome stated in such forward-looking statements and estimates will be achieved.

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                        NSTAR
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                        SIGNATURE
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Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.



                        NSTAR

                    By: /s/ Robert J. Weafer, Jr.
                        --------------------------
                        Robert J. Weafer, Jr.
                        Vice President, Controller
                        and Chief Accounting Officer


Date: January 26, 2000